                                                                       EXHIBIT 5

                                 ROGER G. SISSON
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                  GENESCO INC.
                             1415 MURFREESBORO ROAD
                         NASHVILLE, TENNESSEE 37217-2895

September 9, 2005


Genesco Inc.
1415 Murfreesboro Road
Nashville, Tennessee 37217-2895

Gentlemen and Ladies:

         At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Genesco Inc., a Tennessee corporation ("Genesco" or the "Company"), with the Securities and Exchange Commission (the "Commission") on or about September 9, 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of Genesco's common stock, $1.00 par value, and related preferred stock purchase rights (the "Shares"), subject to issuance by Genesco pursuant to the Genesco Inc. 2005 Equity Incentive Plan.

         In rendering this opinion, I have examined such documents as I have deemed necessary in order to render the opinion set forth herein. In my examination of documents for purposes of this opinion, I have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to me as originals, the conformity to originals and completeness of all documents submitted to me as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. I have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

         As to matters of fact relevant to this opinion, I have relied solely upon my examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents. I have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

         I am admitted to practice law in the State of Tennessee, and I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Tennessee.

         Based upon the foregoing, it is my opinion that the 1,000,000 Shares that may be issued pursuant to the Plan, when issued, sold and delivered in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on my understanding of facts in existence as of such date after the aforementioned examination. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                         Very truly yours,

                                         /s/ Roger G. Sisson

                                         Roger G. Sisson



                                      II-8